Exhibit 99.1
BBM HOLDINGS, INC.
1245 Brickyard Road, Suite 590
Salt Lake City, Utah 84106

Tel: 801 433-2000

November 13, 2008

YM BioSciences Inc.
5045 Orbitor Drive
Suite 400 Building 11
Mississauga, ON L4W 4Y4
Attention: David Allan, Chairman and Chief Executive Officer

Dear Dr. Allan and Members of the Board:

We are writing on behalf of the Board of Directors of BBM Holdings Inc. (soon to be renamed to reflect the company’s new strategy) to propose a business combination of BBM Holdings and YM Biosciences. This proposal provides an attractive solution to YMI's stock price struggles and rewards YMI investors very well today as well as giving them a significant interest in the stock of a public company with major additional potential upside in the future. We previously approached Dr. Allan with our proposal, but YMI chose not to proceed with us.

Under our proposal, BBM Holdings would acquire in a merger all of the outstanding shares of YMI common stock for consideration per share of $0.50 in cash plus 0.375 share of BBM common stock (aggregating for all YMI stockholders approximately 45% of the combined company’s outstanding stock after giving effect to the merger). All options from YMI will be replaced with equivalent options and the options of the YMI board members and management will be replaced with BBM options at the most recent BBM closing price prior to announcement of the final agreement on the merger.

The cash portion of our proposal represents a premium of 84.5% above the closing price of YMI common stock of $0.271 on November 12, 2008 (and a substantially greater premium taking into account the value of the BBM stock issued in the merger). By whatever financial measure you use, this proposal represents a compelling value realization event for your shareholders. We anticipate funding the cash portion of this transaction through short-term debt financing with affiliates of BBM stockholders, subject to final negotiation. Further, we have considered with our advisors all legal and other requirements relating to this proposal and do not foresee any difficulties in its completion. We have retained Steptoe & Johnson and Hahn & Hessen in connection with regulatory and corporate issues.

Our proposal is subject to the negotiation and execution of definitive agreements, approval of the agreement by our respective boards of directors, completion of limited confirmatory due diligence, approval of the merger by your shareholders and regulatory approval. Importantly, our due diligence will be aimed at confirming that there is no material adverse information not previously known to us. We are prepared to deliver draft definitive agreements to you and commence negotiations, due diligence and preparation of required securities filings. With your focused cooperation, we expect to complete and sign definitive agreements and announce our proposed transaction within a relatively short period and to close the transaction as soon as practically possible following signing.

As a small biotech company, many of the difficulties YMI is facing are not singular to YMI. There are many problems with smaller biotech companies that make them unattractive to institutional investors. Foremost, these small companies are typically “one trick ponies” without diversified product lines and with market caps that are too small to be attractive. Many, including YMI, have difficulties working through the clinical trial stage.

We believe the solution to these problems is to create a rollup of small undervalued biotech companies which will create a company with a diversified product line that professional investors will be much more comfortable investing in. After additional rollups, our combined company will have a sufficient market cap to enable larger institutional investors to review its prospects and consider investing. There has been tremendous apathy about YMI in the stock market, and there are no major institutional holders of the stock. We believe the increased interest in a combined company will potentially raise the daily trading volume well above the total daily trading volume of all the individual companies.

Our strategy is to use BBM as the vehicle for an initial launching pad for a large biotech rollup. Here are some of significant advantages that we believe result from using BBM as a launching pad:

•     As stated in the attached press release dated November 12, 2008, Dr. S.Z. Hirschman will join the company to lead an acquisition team, perform due diligence, assist the companies with trial design and add his pre-clinical compounds to the combined product line. Dr. Hirschman has advised and helped numerous companies including YMI design clinical trials and navigate through the FDA. He has numerous contacts with CEOs of small biotech companies, several of which are looking to be acquired/merge into a public company at this time. With truly extensive scientific contacts across several fields, we believe Dr. Hirschman is uniquely qualified to help analyze future companies that BMMO will acquire. He has also consulted for investment funds on biotech investments and has an exceptional reputation in both the scientific and Wall Street community. With Dr. Hirschman’s credibility and expertise in clinical trials, we are hopeful that we can increase interest in the stock in the US, enabling further roll-ups.

•     As stated in the attached press release, BBM acquired the full ownership of a series of novel switch-type di-peptide immunomodulators that have potential in reducing the effects of chemotherapy drugs and in the treatment of autoimmune diseases. These compounds will serve as the basis for further development and acquisitions in this area.

•     BBM will aggressively pursue further acquisitions in the near term including several public and private companies that have expressed various levels of interest in being acquired by BBM. Again, BBM believes that there is an exceptional opportunity for further acquisitions of undervalued public and private biotech companies with promising and complementary product lines and that BBM has the expertise to thoroughly analyze these opportunities.

We believe that a negotiated transaction with BBM would be the best way for YMI to maximize shareholder value, and in particular, to offer substantially superior value to YMI shareholders relative to any available alternatives. Given the importance of our proposal to YMI and its shareholders and the very real and immediate prospect for further diminution in the value of YMI with the passage of time, we ask the YMI Board to carefully consider our proposal and request that it advise us as to whether it is prepared to undertake discussions to advance the implementation of our proposal with its support by Friday, November 21, 2008.

Alternatively, if YMI’s board of directors prefers not to provide us with the limited due diligence that we seek, BBM is willing to undertake, without benefit of due diligence, a tender offer at a cash price of U.S. $0.60 per share for at least 90% of the shares of YMI Corporation, subject only to confirmation by YMI that it has not entered into any agreement to sell equity securities or incur any indebtedness since the date of its most recently published financial statements, declared any cash dividends nor entered into any commercial or other agreements outside of the ordinary course of business during that period, and that it will not do so going forward. While this price is significantly lower than the one we are prepared to pay if we are permitted to conduct limited due diligence, because this is an offer not conditioned upon due diligence which we believe can be completed more rapidly, without regulatory filings, on a more certain basis. Although we anticipate instituting an new option plan for continuing management, there will be no exchange of existing YMI options under this offer except options related to prior acquisitions that YMI is contractually obligated to maintain in case of a sale of the company.

We look forward to hearing your response and hope to be able to work together to build a major and diversified biotech company that will catch the interest of Wall Street in a meaningful way.

Very truly yours,
BBM Holdings, Inc.

/s/ Ira Greenstein
Ira Greenstein, Chairman

/s/ Andrew Limpert
Andrew Limpert, Interim Chief Executive Officer